EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact - (713) 960-9111
Investors - Steve Bender
Media - David R. Hansen

Westlake Chemical Corporation Announces Record Second Quarter 2015 Net Income

•	Record quarterly net income of $205.1 million, or $1.54 per diluted share

•	Record quarterly Vinyls segment income from operations
Westlake Chemical Corporation (NYSE: WLK) today reported record net income for the second quarter of 2015 of $205.1 million, or $1.54 per diluted share, on net sales of $1,185.0 million. This represents an increase in net income attributable to Westlake Chemical Corporation of $35.7 million, or $0.28 per diluted share, compared to the quarter ended June 30, 2014 net income of $169.4 million, or $1.26 per diluted share, on net sales of $998.6 million. Net income for the second quarter of 2015 included a net pre-tax gain of $15.5 million, or $0.13 per diluted share, related to a gain from the acquisition of a controlling interest in Suzhou Huasu Plastics Co., Ltd. ("Huasu"), a Chinese PVC joint venture, and an impairment loss related to an equity investment. The gain from the acquisition was non-taxable and resulted in the lowering of our effective tax rate for the second quarter of 2015 from approximately 34.3% to 31.9%. Net sales for the second quarter of 2015 increased by $186.4 million compared to net sales for the second quarter of 2014, mainly attributable to sales contributed by Vinnolit, our specialty PVC resin business, which we acquired in July 2014, and higher sales volumes for most of our major products, partially offset by lower sales prices for all our major products. Income from operations was $295.4 million for the second quarter of 2015 as compared to $266.8 million for the second quarter of 2014. Income from operations for the second quarter of 2015 benefited from improved vinyls integrated product margins as a result of lower feedstock costs, increased production at our Calvert City, Kentucky facility following the completion of the ethylene expansion project, higher production rates at our Geismar, Louisiana chlor-alkali plant, and the contribution from Vinnolit as compared to the second quarter of 2014. However, this benefit was partially offset by lower olefins integrated product margins as a result of lower sales prices in the second quarter of 2015 as compared to the prior-year period, and costs related to several maintenance turnarounds completed during the second quarter of 2015.
Second quarter 2015 net income of $205.1 million, or $1.54 per diluted share, increased by $58.8 million from the $146.3 million, or $1.10 per diluted share, reported in the first quarter of 2015. Net income for the second quarter of 2015 included the net pre-tax gain of $15.5 million, or $0.13 per diluted share, resulting from the acquisition of Huasu, and the equity investment impairment. Net sales in the second quarter of 2015 were $1,185.0 million compared to sales of $1,103.5 million in the first quarter of 2015, an increase of $81.5 million. The increase in sales was largely due to higher sales prices for polyethylene and PVC and higher sales volumes for most of our major products. Second quarter 2015 income from operations of $295.4 million increased $66.1 million from the first quarter 2015 income from operations of $229.3 million. The increase was due to lower feedstock and energy costs, higher vinyls operating rates, higher polyethylene sales volumes, and higher PVC selling prices as compared to the prior quarter.
For the six months ended June 30, 2015, net income was $351.4 million, or $2.64 per diluted share, on net sales of $2,288.5 million. This represents an increase in net income of $23.9 million, or $0.20 per diluted share, from the six months ended June 30, 2014 net income of $327.5 million, or $2.44 per diluted share, on net sales of $2,026.3 million. Net income for the six months ended June 30, 2015 included the net pre-tax gain of $15.5 million, or $0.13 per diluted share, from the acquisition of Huasu, and the equity investment impairment. Net sales for the six months ended June 30, 2015 increased by $262.2 million compared to the prior-year period primarily due to sales contributed by Vinnolit, higher sales volumes for ethylene, PVC resin and caustic soda, partially offset by lower sales prices for all our major products. Income from operations was $524.7 million for the six months ended June 30, 2015 as compared to $514.8 million for the six months ended June 30, 2014, an increase mainly attributable to improved vinyls integrated product margins, primarily as a result of lower feedstock costs, increased production at our Calvert City facility following the completion of the ethylene expansion project, improved production rates at

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our Geismar chlor-alkali plant, and the contribution from Vinnolit, partially offset by lower olefins integrated product margins as a result of lower sales prices as compared to the prior-year period. Sales prices in the first six months of 2015 were negatively impacted by the significant decline in crude oil prices.
"We are pleased to report record second quarter results which benefited from our investments over the past several years to further expand our ethylene and chlorine product integration, and from our acquisitions of Vinnolit and North American Specialty Pipe which broaden our market reach into specialty PVC resin and pipe. We continue to benefit from our access to natural-gas based feedstocks, positioning us as a low-cost producer, and from strong demand for our end-products," said Albert Chao, President and Chief Executive Officer.
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $377.8 million for the second quarter of 2015 increased $57.9 million compared to $319.9 million in the second quarter of 2014. EBITDA for the second quarter of 2015 increased $80.8 million compared to EBITDA of $297.0 million in the first quarter of 2015. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Net cash provided by operating activities was $435.4 million in the first six months of 2015. Capital expenditures for the first six months of 2015 were $203.9 million. As of June 30, 2015, we had cash of $1,026.6 million and our long-term debt was $764.1 million.
OLEFINS SEGMENT
The Olefins segment reported income from operations of $220.9 million in the second quarter of 2015, a decrease of $17.8 million compared to $238.7 million reported in the second quarter of 2014. This decrease was mainly attributable to lower olefins integrated product margins as a result of lower sales prices and from costs related to several polyethylene maintenance turnarounds completed during the second quarter of 2015, partially offset by higher polyethylene sales volumes and lower feedstock and energy costs in the second quarter of 2015 as compared to the prior-year period.
The Olefins segment reported income from operations of $220.9 million for the second quarter of 2015, an increase of $29.8 million from the $191.1 million reported in the first quarter of 2015. The increase in operating income was largely due to higher sales volumes for polyethylene and lower energy costs, partially offset by costs related to the polyethylene maintenance turnarounds completed in the quarter.
The Olefins segment reported income from operations of $412.0 million for the six months ended June 30, 2015 as compared to income from operations of $511.0 million for the six months ended June 30, 2014, a decrease of $99.0 million. This decrease was mainly attributable to lower olefins integrated product margins primarily as a result of lower sales prices, partially offset by higher ethylene and polyethylene sales volume and lower feedstock and energy costs for the six months ended June 30, 2015 as compared to the prior-year period.
VINYLS SEGMENT
The Vinyls segment reported income from operations of $88.0 million in the second quarter of 2015 compared to income from operations of $38.1 million in the second quarter of 2014, an increase of $49.9 million. This increase was primarily driven by higher vinyls integrated product margins in the second quarter of 2015 as compared to the prior-year period mainly as a result of lower feedstock costs and increased ethylene production at our Calvert City facility following the completion of the ethylene expansion project. In addition, second quarter 2015 income from operations benefited from higher caustic soda sales volume attributable to higher production rates at our Geismar chlor-alkali plant and the contribution from Vinnolit as compared to the second quarter of 2014, partially offset by lower sales prices for our major products and costs and reduced volume in Europe related to a maintenance turnaround and ethylene shortage. Income from operations for the three months ended June 30, 2014 was negatively impacted by lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with the maintenance turnaround and ethylene expansion project at our Calvert City facilities and significantly higher propane costs.
The Vinyls segment reported income from operations of $88.0 million in the second quarter of 2015, an increase of $40.9 million compared to an operating income of $47.1 million in the first quarter of 2015. The increase in operating income in the second quarter was mainly the result of higher operating rates and higher integrated vinyls margins as a result of higher PVC selling prices and lower feedstock costs as compared to the prior quarter. In addition, the first quarter 2015 income from operations was negatively impacted by lost sales, lower production rates and costs associated with the maintenance turnaround at our Geismar facility.

The Vinyls segment reported income from operations of $135.1 million for the six month ended June 30, 2015 as compared to income from operations of $17.0 million for the six months ended June 30, 2014, an increase of $118.1 million. This increase was primarily driven by higher vinyls integrated product margins for the six months ended June 30, 2015 mainly as a result of lower feedstock costs, increased production rates at our Calvert City facility following the ethylene expansion project, higher caustic soda sales volume primarily attributable to higher production rates at our Geismar chlor-alkali plant and the contribution from Vinnolit, as compared to the prior-year period. The increase in income from operations for the six months ended June 30, 2015 was partially offset by lost sales, lower production rates and costs associated with the maintenance turnaround at our Geismar facility and lower sales prices for our major products. Income from operations for the six months ended June 30, 2014 was negatively impacted by lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with the maintenance turnaround and ethylene expansion project at our Calvert City facilities and significantly higher propane costs.

The statements in this release and the related teleconference relating to matters that are not historical facts, such as statements regarding cost advantages related to North American natural gas based feedstocks and demand for our end-products are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC in February 2015.

Use of Non-GAAP Financial Measures
This release makes reference to certain non-GAAP financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's second quarter 2015 results will be held Tuesday, August 4, 2015 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (855) 760-8160, or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 82598901.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Tuesday, August 11, 2015. To hear a replay, dial (855) 859-2056, or (404) 537-3406 for international callers. The replay passcode is 82598901.
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/6bjewxut/lan/en and the earnings release can be obtained via the company's web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

	(In thousands of dollars, except per share data)
Net sales	$1,185,002	$998,576	$2,288,533	$2,026,252
Cost of sales	831,821	692,605	1,650,806	1,433,271
Gross profit	353,181	305,971	637,727	592,981
Selling, general and administrative expenses	57,807	39,183	113,073	78,138
Income from operations	295,374	266,788	524,654	514,843
Interest expense	(8,958)	(9,539)	(18,549)	(18,696)
Other income, net	22,058	4,601	31,154	7,110
Income before income taxes	308,474	261,850	537,259	503,257
Provision for income taxes	98,413	92,407	176,791	175,782
Net income	210,061	169,443	360,468	327,475
Net income attributable to noncontrolling interests	4,966	—	9,031	—
Net income attributable to Westlake Chemical Corporation	$205,095	$169,443	$351,437	$327,475
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$1.55	$1.27	$2.65	$2.45
Diluted	$1.54	$1.26	$2.64	$2.44

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2015	December 31, 2014

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$1,026,569	$880,601
Accounts receivable, net	600,722	560,666
Inventories	486,297	525,776
Other current assets	52,652	44,244
Total current assets	2,166,240	2,011,287
Property, plant and equipment, net	2,855,508	2,757,557
Other assets, net	389,262	445,146
Total assets	$5,411,010	$5,213,990

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$534,658	$537,180
Long-term debt	764,056	763,997
Other liabilities	695,121	710,925
Total liabilities	1,993,835	2,012,102
Total Westlake Chemical Corporation stockholders' equity	3,123,388	2,911,511
Noncontrolling interests	293,787	290,377
Total equity	3,417,175	3,201,888
Total liabilities and equity	$5,411,010	$5,213,990

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WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2015	2014

	(In thousands of dollars)
Cash flows from operating activities
Net income	$360,468	$327,475
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	118,981	94,474
Deferred income taxes	3,088	19,359
Other balance sheet changes	(47,182)	(9,066)
Net cash provided by operating activities	435,355	432,242
Cash flows from investing activities
Additions to property, plant and equipment	(203,933)	(216,912)
Proceeds from sales and maturities of securities	15,037	342,045
Purchase of securities	—	(117,332)
Other, net	14,608	(277)
Net cash (used for) provided by investing activities	(174,288)	7,524
Cash flows from financing activities
Dividends paid	(43,896)	(33,623)
Distributions to noncontrolling interests	(7,218)	—
Proceeds from exercise of stock options	831	4,187
Repurchase of common stock for treasury	(62,804)	—
Other, net	(12)	4,436
Net cash used for financing activities	(113,099)	(25,000)
Effect of exchange rate changes on cash and cash equivalents	(2,000)	—
Net increase in cash and cash equivalents	145,968	414,766
Cash and cash equivalents at beginning of period	880,601	461,301
Cash and cash equivalents at end of period	$1,026,569	$876,067

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

	(In thousands of dollars)
Net external sales
Olefins	$620,878	$699,053	$1,203,955	$1,421,851
Vinyls	564,124	299,523	1,084,578	604,401
	$1,185,002	$998,576	$2,288,533	$2,026,252
Income (loss) from operations
Olefins	$220,938	$238,657	$412,041	$510,990
Vinyls	87,966	38,129	135,052	17,015
Corporate and other	(13,530)	(9,998)	(22,439)	(13,162)
	$295,374	$266,788	$524,654	$514,843
Depreciation and amortization
Olefins	$27,623	$26,721	$54,562	$53,368
Vinyls	32,599	21,623	64,183	40,791
Corporate and other	118	158	236	315
	$60,340	$48,502	$118,981	$94,474
Other income (expense), net
Olefins	$(104)	$1,199	$2,448	$2,653
Vinyls	1,413	(213)	6,916	(247)
Corporate and other	20,749	3,615	21,790	4,704
	$22,058	$4,601	$31,154	$7,110

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2015	2014	2015	2014

	(In thousands of dollars)
EBITDA	$297,017	$377,772	$319,891	$674,789	$616,427
Less:
Provision for income taxes	78,378	98,413	92,407	176,791	175,782
Interest expense	9,591	8,958	9,539	18,549	18,696
Depreciation and amortization	58,641	60,340	48,502	118,981	94,474
Net income	150,407	210,061	169,443	360,468	327,475
Changes in operating assets and liabilities	34,818	36,981	39,210	71,799	85,408
Deferred income taxes	5,331	(2,243)	11,084	3,088	19,359
Net cash provided by operating activities	$190,556	$244,799	$219,737	$435,355	$432,242

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Second Quarter 2015 vs. Second Quarter 2014		Second Quarter 2015 vs. First Quarter 2015
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-29.4%	+18.2%	+0.1%	+6.4%
Vinyls	-11.3%	+99.7%	+9.8%	-1.4%
Company	-24.0%	+42.6%	+4.7%	+2.7%

Average Quarterly Industry Prices (1)

	Quarter Ended
	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015
Ethane (cents/lb)	9.8	7.9	7.0	6.3	6.2
Propane (cents/lb)	25.2	24.6	18.1	12.6	10.8
Ethylene (cents/lb) (2)	55.5	66.6	56.2	36.6	36.1
Polyethylene (cents/lb) (3)	109.0	110.0	108.7	76.7	78.3
Styrene (cents/lb) (4)	82.2	85.8	73.5	54.3	65.8
Caustic soda ($/short ton) (5)	595.0	588.3	595.0	588.3	576.7
Chlorine ($/short ton) (6)	232.5	232.5	232.5	239.2	268.3
PVC (cents/lb) (7)	69.5	70.2	69.2	65.5	67.5
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(1)	Industry pricing data was obtained from IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by IHS Chemical.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical.